Exhibit 21.1

List of Subsidiaries

Bearcub Acquisitions LLC

Gibraltar Acquisition LLC (1)

Gibraltar Business Capital LLC (1)

HercGBC LLC (1)

Hercules Capital Funding 2018-1 LLC

Hercules Capital Funding 2019-1 LLC

Hercules Capital Funding Trust 2018-1

Hercules Capital Funding Trust 2019-1

Hercules Capital, Inc.

Hercules Funding II, LLC

Hercules Funding IV, LLC

Hercules Technology III, LP

Hercules Capital IV, L.P.

Hercules Technology Management Co II, Inc.

Hercules Technology SBIC Management, LLC

(1)

Subsidiary is not consolidated for financial reporting purposes. The Company’s investments are carried on the consolidated statement of assets and liabilities at fair value and are classified as control investments.